Exhibit 99.3

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer (919) 862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

SALIX ANNOUNCES FDA ACCEPTANCE FOR FILING AND PRIORITY REVIEW DESIGNATION FOR XIFAXAN550 sNDA FOR THE TREATMENT OF NON-CONSTIPATION IRRITABLE BOWEL SYNDROME

PDUFA Action Date Designated as December 7, 2010

RALEIGH, NC August 9, 2010 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the U.S. Food and Drug Administration (FDA) has accepted for Priority Review the Company’s efficacy supplement to the New Drug Application (NDA) for XIFAXAN® (rifaximin) 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating. Non-constipation irritable bowel syndrome (Non-C IBS) encompasses two of the most common IBS subtypes: patients with diarrhea-predominant symptoms (IBS-D) and patients who suffer from intermittent periods of diarrhea and constipation known as mixed IBS (IBS-M).

A Priority Review classification is granted to drugs offering major advances in treatment, or providing a treatment where no adequate therapy exists. Based on this classification, the FDA has issued an action date of December 7, 2010 under the Prescription Drug User Fee Act (PDUFA).

“We are pleased with the FDA’s acceptance of the sNDA for XIFAXAN550 and their decision to grant Priority Review for our application,” said Bill Forbes, Pharm.D., Executive Vice President and Chief Development Officer, Salix Pharmaceuticals. “This review classification signals that the FDA considers that XIFAXAN550 may have the potential to provide a significant advance in the treatment of non-constipation irritable bowel syndrome. We believe the availability of XIFAXAN550 has the potential to change the treatment paradigm for Non-C

IBS. Today’s news marks a milestone for Salix, XIFAXAN550 and patients suffering from this widespread condition.”

About Irritable Bowel Syndrome (IBS) and Non-Constipation Irritable Bowel Syndrome (Non-C IBS)

IBS affects approximately 15 percent of or, potentially, over 30 million adults in the United States and is among one of the most common, chronic conditions. IBS includes altered bowel habits with bloating, abdominal pain and discomfort. Non-constipation irritable bowel syndrome (Non-C IBS) encompasses two of the most common IBS subtypes: patients with diarrhea-predominant symptoms (IBS-D) and patients who suffer from intermittent periods of diarrhea and constipation known as mixed IBS (IBS-M). Among other contributors, recent science has shown that alterations in gut flora/bacteria have been identified as a potentially important contributor to the pathophysiology of IBS. The Company now estimates the U.S. commercial opportunity represented by the non-constipation IBS market to be approximately $7 billion in peak year.

XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN for HE, 91 percent of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores > 25, and only 8.6 percent of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in >8 percent of patients in the clinical study were edema peripheral (15 percent), nausea (14 percent), dizziness (13 percent), fatigue (12 percent), ascites (11 percent), muscle spasms (9 percent), pruritus (9 percent), and abdominal pain (9 percent).

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg is approved in over 30 countries worldwide. Alfa Wassermann S.p.A. in Bologna, Italy has marketed rifaximin in Italy under the trade name Normix® for over 30 years. Salix acquired rights to market rifaximin in North America from Alfa Wassermann.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets,), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, crofelemer and rifaximin for additional indications are under development.

For full prescribing information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.